Exhibit 99.1

News Release

PolyOne Reduces Income Outlook for Second-Quarter 2005

•	Most business unit shipments and income tracking below earlier expectations; European demand continues sluggish

•	Resin and Intermediates segment outlook remains essentially unchanged

•	Company reiterates anticipated positive operating cash flow in quarter

CLEVELAND – June 9, 2005 – PolyOne Corporation (NYSE: POL), a leading global polymer compounding and North American distribution company, today updated its revenue and income outlook for the second quarter that will end June 30, 2005. This action is part of PolyOne’s effort to inform investors at mid-quarter of any material changes to major business drivers.

PolyOne anticipates that revenues from continuing operations should increase between 2 percent and 4 percent in the second quarter compared with the first quarter of 2005, down from expectations of the 7 percent to 10 percent increase that the Company communicated in its April 28, 2005, earnings release. Typically, the second quarter is seasonally stronger than the first quarter. Currently, however, the Company projects that shipments will be flat versus first-quarter 2005, as North American customers appear to be reducing their inventories and European demand remains sluggish.

The Company has also adjusted down by approximately $1 million its earlier projection for the Resin and Intermediates segment’s operating income, due to less-than-anticipated polyvinyl chloride resin price increases in the market place. PolyOne now projects that segment operating income should increase between $6 million and $9 million in the second quarter compared with the first quarter of 2005.

Within the Performance Plastics segment, softness in demand has made efforts to improve product spreads (selling price less raw material costs), much more difficult. Within the Distribution segment, shipments are expected to be similar to first-quarter 2005 levels. In addition, PolyOne does not expect to realize the benefit of one-time favorable items during the second quarter, as it did in the first quarter. These items included approximately $4 million related primarily to the settlement of legal issues and adjustments to associated reserves.

As a result of the above factors, the Company projects that operating income from continuing operations should improve by no more than $1 million over first-quarter 2005. Included in this total is the anticipated improvement in Resin and Intermediates segment operating income.

Due to worse-than-anticipated automotive sales and dynamics in North America, the Engineered Films business’ contribution to earnings of discontinued operations is likely to be lower than earlier expected. By contrast, the Company projects improved shipments and product spreads for the Specialty Resins business unit. PolyOne now projects that net income from discontinued operations should be between $6 million and $8 million in the second quarter, which is about $1 million lower than anticipated in the April earnings release.

Consistent with the April outlook, PolyOne anticipates that operating cash flow in the second quarter will be positive. (Operating cash flow, as defined by PolyOne in its April earnings release, is a non-GAAP (Generally Accepted Accounting Principles) financial measure). Compared with the first quarter, cash flows should benefit from higher earnings, cash distributions from equity affiliates (no distribution was received in the first quarter) and further working capital efficiency improvements, partially offset by higher cash interest payments. Cash interest payments on long-term debt are paid primarily in the second and fourth quarters.

PolyOne Second-quarter 2005 Earnings Release and Conference Call

PolyOne intends to release its second-quarter 2005 earnings after the close of business on Thursday, July 28, 2005, and host a conference call at 9:00 a.m. Eastern time on Friday, July 29, 2005. The conference dial-in number is 888-489-0038 (domestic) or 706-643-1611 (international), conference topic: PolyOne Earnings Call. The replay number is 800-642-1687 (domestic) or 706-645-9291 (international). The conference ID for the replay is 9931951. The call will be broadcast live and then via replay for two weeks on the Company’s Web site at http://www.polyone.com.

About PolyOne

PolyOne Corporation, with 2004 annual revenues of approximately $2.2 billion, is a leading global compounding and North American distribution company with continuing operations in thermoplastic compounds, specialty polymer formulations, color and additive systems, and thermoplastic resin distribution. Headquartered in northeast Ohio, PolyOne has employees at manufacturing sites in North America, Europe, Asia and Australia, and joint ventures in North America and South America. Information on PolyOne’s products and services can be found at http://www.polyone.com.

PolyOne Investor & Media Contact:	Dennis Cocco Vice President, Investor Relations & Communications 440.930.1538

Forward-looking Statements

In this press release, statements that are not reported financial results or other historical information are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements give current expectations or forecasts of future events and are not guarantees of future performance. They are based on management’s expectations that involve a number of business risks and uncertainties, any of which could cause actual results to differ materially from those expressed in or implied by the forward-looking statements. You can identify these statements by the fact that they do not relate strictly to historic or current facts. They use words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe” and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. In particular, these include statements relating to future actions; prospective changes in raw material costs, product pricing or product demand; future performance, including, without limitation, meeting cash flow goals, receiving cash distributions from equity affiliates and achieving working capital targets; results of current and anticipated market conditions and market strategies; sales efforts; expenses; the outcome of contingencies such as legal proceedings; and financial results. Factors that could cause actual results to differ materially include, but are not limited to:

•	the effect on foreign operations of currency fluctuations, tariffs, nationalization, exchange controls, limitations on foreign investment in local businesses and other political, economic and regulatory risks;

•	changes in U.S., regional or world polymer consumption growth rates affecting PolyOne’s markets;

•	changes in global industry capacity or in the rate at which anticipated changes in industry capacity come online in the polyvinyl chloride (PVC), chlor-alkali, vinyl chloride monomer (VCM) or other industries in which PolyOne participates;

•	fluctuations in raw material prices, quality and supply and in energy prices and supply, in particular fluctuations outside the normal range of industry cycles;

•	production outages or material costs associated with scheduled or unscheduled maintenance programs;

•	costs or difficulties and delays related to the operation of joint venture entities;

•	lack of day-to-day operating control, including procurement of raw materials, of equity or joint venture affiliates;

•	partial control over investment decisions and dividend distribution policy of the OxyVinyls partnership and other minority equity holdings of PolyOne;

•	an inability to launch new products and/or services within PolyOne’s various businesses;

•	the possibility of further goodwill impairment;

•	an inability to maintain any required licenses or permits;

•	an inability to comply with any environmental laws and regulations;

•	the cost of compliance with environmental laws and regulations, including any increased cost of complying with new or revised laws and regulations;

•	unanticipated developments that could occur with respect to contingencies such as litigation and environmental matters, including any developments that would require any increase in our costs and/or reserves for such contingencies;

•	an inability to achieve or delays in achieving or achievement of less than the anticipated financial benefit from initiatives related to cost reductions and employee productivity goals;

•	a delay or inability to achieve targeted debt level reductions through divestitures and/or other means;

•	an inability to access the revolving credit facility and/or the receivables sale facility as a result of breaching covenants due to not achieving anticipated earnings performance or for any other reason;

•	any poor performance of our pension plan assets and any obligation on our part to fund PolyOne’s pension plan;

•	any delay and/or inability to bring the North American Colors and Additives Masterbatch and the Engineered Materials product platforms to profitability;

•	an inability to raise prices or sustain price increases for products;

•	an inability or delay beyond December 31, 2005 in finding buyers of discontinued operations or other non-core assets for reasonable and acceptable terms;

•	an inability to achieve anticipated earnings performance due to the divestment of a non-core business;

•	an inability to complete the sale of discontinued businesses due to problems or delays associated with legal proceedings, regulatory approvals and/or buyers receiving financing for the transaction or any other reasons;

•	a delay in the completion of the new manufacturing facility in Southern China, expected to commence operations in the second quarter of 2005; and

•	other factors affecting our business beyond our control, including, without limitation, changes in the general economy, changes in interest rates and changes in the rate of inflation.

We cannot guarantee that any forward-looking statement will be realized, although we believe we have been prudent in our plans and assumptions. Achievement of future results is subject to risks, uncertainties and inaccurate assumptions. Should known or unknown risks or uncertainties materialize, or should underlying assumptions prove inaccurate, actual results could vary materially from those anticipated, estimated or projected. Investors should bear this in mind as they consider forward-looking statements.

We undertake no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise. You are advised, however, to consult any further disclosures we make on related subjects in our reports on Form 10-Q, 8-K and 10-K provided to the Securities and Exchange Commission. You should understand that it is not possible to predict or identify all risk factors. Consequently, you should not consider any list to be a complete set of all potential risks or uncertainties. (Ref. #42905)

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